Exhibit 3.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHP VENTURES ACQUISITION CORP.

January 20, 2026

PHP Ventures Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “PHP Ventures Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2021 (the “Original Certificate”).

2.	The Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) and filed with Secretary of State of the State of Delaware on August 12, 2021 (the “Amended and Restated Certificate”).

3.	The First Amendment to the Amended and Restated Certificate of Incorporation (the “First Amendment”), was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and filed with Secretary of State of the State of Delaware on March 22, 2023.

4.	The Second Amendment to the Amended and Restated Certificate of Incorporation (the “Second Amendment”), was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and filed with Secretary of State of the State of Delaware on August 15, 2023.

5.	The Third Amendment to the Amended and Restated Certificate of Incorporation (the “Third Amendment”), was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and filed with Secretary of State of the State of Delaware on August 29, 2024.

6.	This Fourth Amendment to the Amended and Restated Certificate of Incorporation (the “Fourth Amendment” and together with the Amended and Restated Certificate of Incorporation as amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment, collectively, this “Certificate”), was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL on January 20, 2026.

7.	Notwithstanding the termination date of August 16, 2025, the stockholders of the Company elected to amend the Certificate by this Fourth Amendment at the Special Meeting held on January 20, 2026 in accordance herewith, to be effective as of January 20, 2026.

8.	The following Section 9.1(b) is hereby amended and restated in its entirety as follows:

Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option, if any) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 4, 2021, as amended and as effective as of August 11, 2021 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of:

(i)	the completion of the initial Business Combination;

(ii)	the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the Termination Date, as defined below (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline Date”);

(iii)	the redemption of shares in connection with a stockholder vote to amend any provisions of this Certificate:

a.	to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or,

b.	with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7).

Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” In each case, the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the conversion of the Offering Shares in accordance with Section 9.2. If the Corporation completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it or convert a portion or all of the amounts loaned under such promissory note(s) into units. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account.

(iv)	In accordance with above, the Company hereby memorializes the extensions as follows:

a.	Given a Business Combination was not consummated within the initial 12-month period following the closing of the IPO, upon the request of the Sponsor, the Company was able to extend such period by two extensions of three months, 6 months in the aggregate, by depositing $575,000 into the Trust Account no later than the 12-month anniversary of the IPO for the first extension and the 15-month anniversary of the IPO for the second extension, as applicable, in exchange for which they will receive promissory notes. In accordance therewith, on August 5, 2022, the Company extended the date by which the Company had to consummate a business combination from August 16, 2022 to November 16, 2022 (the “First Extension Period”), and on November 7, 2022, the Company extended the date by which the Company had to consummate a business combination from November 16, 2022 to February 16, 2023 (the “Second Extension Period”). In connection with such extensions, the Sponsor deposited an aggregate of $575,000 for each extension (representing $0.10 per public share) into the Trust Account on August 15, 2022, and November 7, 2022.

b.	The Company was then able to extend by up to an additional six (6) one-month extensions at a price of $0.0525 per share per month, for up to a maximum of six months in the aggregate for all of the 1-month extensions, allowing the Company to extend the date by which the Company had to consummate a business combination from February 16, 2023 to August 16, 2023 (the “Third Extension Period”).

c.	The Company was then able to further extend by up to an additional twelve (12) one-month extensions from August 16, 2023 to August 16, 2024 (the “Fourth Extension Period”) at a price of the lesser of (x) $40,000 or (y) $0.04 per share per month, for up to a maximum of twelve months in the aggregate for all of the 1-month extension, subject to the Sponsor or its affiliates or permitted designees depositing into the Trust Account no later than the last day of the previous extension the lesser of (x) $40,000 or (y) $0.04 per share for each share of the Company’s Class A Common Stock that was included in the Units issued in the Offering and that remains outstanding as of the date that is five business days prior to the end of the previous extension, in exchange for which the Sponsor will receive a non-interest bearing, unsecured promissory note for each extension payable upon consummation of a Business Combination. The Company caused $34,645.56 to be deposited into the Company’s trust account for each such extension within the Fourth Extension Period.

d.	The Company was then able to further extend by up to an additional twelve (12) one-month extensions from August 16, 2024 to August 16, 2025 (the “Fifth Extension Period”) at a price of $0.05 per share per month, for up to a maximum of twelve months in the aggregate for all of the 1-month extension, subject to the Sponsor or its affiliates or permitted designees depositing into the Trust Account no later than the last day of the previous extension $0.05 per share for each share of the Company’s Class A Common Stock that was included in the Units issued in the Offering and that remains outstanding as of the date that is five business days prior to the end of the previous extension, in exchange for which the Sponsor will receive a non-interest bearing, unsecured promissory note for each extension payable upon consummation of a Business Combination. The Company caused $57,248.4 to be deposited into the Company’s trust account for each such extension within the Fifth Extension Period.

e.	Provided that the Corporation has not consummated an initial Business Combination, the Board may elect to further extend the time to consummate an initial Business Combination for a sixth extension period of up to an additional sixteen (16), one-month extensions to December 31, 2026 (the “Termination Date”), provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit, by the applicable Deadline Date in effect prior to such extension, into the Trust Account $0.10 per share for each Offering Share outstanding as of three Business Days prior to such Deadline Date for each such extension, subject to a maximum amount of $1,000 per month.

IN WITNESS WHEREOF, PHP Ventures Acquisition Corp. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name:	Marcus Choo Yeow Ngoh
Title:	Chief Executive Officer